Exhibit 6.16

DNA BRANDS, INC.

EMPLOYMENT AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into effective the 21st Day of May 2017 by and between Heidi Michitsch, (the "Employee") an Individual , and DNA Brands Inc. (the "Company) a company incorporated in the state of Colorado that trades under the symbol DNAX.

WHEREAS, Employee is in the business of providing management consulting and business advisory services; and

WHEREAS, the Company deems it to be in its best interest to retain Employee to render to the Company such services as described below; and

WHEREAS, Employee is ready, willing and able to render such consulting and advisory services to Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employee Services. The Company hereby retains the Employee as an independent consultant to the Company and the Employee hereby accepts and agrees to such retention. The POSITION OF PRESIDENT, provided by the Employee are:

(a)	Management and general business consulting and advice related to partnerships, strategic contacts, joint ventures, corporate restructuring, product development and launch, as well as a review and critique documents of Company's current and practices and business relationships.

(b)	It is acknowledged and agreed by the Company that Employee carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws_ The services of Employee shall not be exclusive nor shall Employee be required to render any specific number of hours or assign specific personnel to the Company or its projects. Company acknowledges that the services to be provided are being provided on a non-exclusive basis, and the Employee is permitted to provide services, whether on a consultancy basis or otherwise, to any other individuals or entities as it sees fit.

2.	Independent Contractor. The Employee agrees to perform its Employees Duties As PRESIDENT duties hereto as an independent contracted Employee. The Company shall not make social security, worker's compensation or unemployment insurance payments on behalf of Employee. The parties hereto acknowledge and agree that Employee cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Employee.

Rather, Employee shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Employee will use its best efforts and does not promise results.

3.	Time, Place and Manner of Performance. The Employee shall be available for advice and counsel to the officers and directors of the Company as such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Employee to any specific service, shall be determined at the sole discretion of the Employee.

4.	Compensation and Term. The term of this Agreement shall be for eight months and shall commence as of the date of this Agreement.

(a)       Company shall pay Employee for her services hereunder as follows: $3000/ month.

-	Employee will get paid her First month's salary 60 days in arrears to include but not limited to for Financial presentations/ modeling
-	Capital structure dealing with shareholders/ investor relations
-	Administrative presentation

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-	(b) $100,000 convertible promissory note

Employee from time to time may be compensated additionally in cash/ stock

5.	Termination.

(a)        Either Party may terminate this Agreement for any reason whatsoever, with or without cause, at any time.

(b)        This Agreement may be terminated by either party upon giving written notice to the other party if the other party is in default hereunder and such default is not cured within fifteen (15) days of receipt of written notice of such default.

(c)         Employee and Company shall have the right and discretion to terminate this Agreement should the other party in performing their duties hereunder, violate any law, ordinance, permit or regulation of any governmental entity, except for violations which either singularly or in the aggregate do not have of will not have a material adverse effect on the operations of the Company.

(d)          In the event of any termination hereunder all funds due to or paid to the Employee through the date of termination shall be fully earned and non-refundable and the parties shall have no further responsibilities to each other except that the Company shall be responsible to make any and all payments, if any, due to the Employee through the date of the termination and the Employee shall be responsible to comply with the provisions of Section 8 hereof.

6.	Confidentiality. The Employee recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates that are valuable, special and unique assets and property of the Company and such affiliates. The Employee will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Company, any of such information to any person, for any reason or purpose whatsoever. In this regard, the Company agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

7.	Indemnification. The Company shall protect, defend, indemnify and hold the Employee and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all manner of action, cause and causes of action, suits, administrative hearings and proceedings, any investigation brought by any regulatory agency, losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character, at law or in equity, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, insured or uninsured, which are incurred or suffered by the Employee as a result of any action taken by the Company.

8.	Company Representations. Company represents and warrants that it will remain current with its regulatory filings and maintain disclosure of Current Public Information as that term is defined in Rule 144(c) of the Securities Act, including proper disclosure of this Agreement as required. Any delisting or failure to comply with Company's reporting obligations shall be deemed a default of this Agreement. In addition, the Company represents that it is not a shell company, and if it is a former shell company, it has filed Form 10 Information for longer than 12 months, is current in its filing obligations under Sections 13 or 15(d), and has cured its previous shell status pursuant to Rule 144.

9.	Work Product. It is agreed that all information and materials produced for the Company shall be deemed "work made for hire" and the property of the Company.

10.	Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party set forth above.

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11.	Waiver of Breach. Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

12.	Assignment. This Agreement and the right and obligations of the Employee hereunder shall not be assignable without the written consent of the Company.

13.	Applicable Law. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Florida and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of Florida be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

14.	Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

15.	Entire Agreement. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

16.	Waiver and Modification. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

17.	Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof The arbitration shall be conducted in Broward County, Florida.

18.	Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

19.	All expenses will be paid by DNA Brands, Inc.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the 24th day of May 2017.

EMPLOYEES:	COMPANY:

Heidi Michitsch	DNA Brands, Inc.

By: /s/ Heidi Michitsch	By: /s/Adam McKenzie
Heidi Michitsch, Incoming President	Adam McKenzie, Chief Executive Officer

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THIS UNSECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS SECURED CONVERTIBLE NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE LENDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

UNSECURED CONVERTIBLE PROMISSORY NOTE

$100,000	Oakland Park FL
May 25, 2017

FOR VALUE RECEIVED, the undersigned, DNA Brands, Inc (DNAX.PK). A FL corporation (referred to herein as the "Borrower"), with offices at 3577 NW 9th Ave Oakland Park FL 33309 hereby unconditionally promises to pay to the order of Heidi Michitsch, its endorsees, successors and assigns (the "Lender"), in lawful money of the United States, at such address as the Lender may from time to time designate, the principal sum of One Hundred Thousand Dollars ($100,000.00) (the "Loan"), This Note shall mature and become due and payable in full One year from the date above (the "Maturity Date"). Purpose of the loan is to pay $100,000 to Heidi Michitsch for her salary on behalf of the company (DNAX), due payable back to Heidi Michitsch.

1.Terms of Repayment.

(a.)               Principal of and interest on this Note shall be paid by the Borrower on the Maturity Date, unless otherwise converted (as defined in Section 2. Below). Interest shall accrue at a rate of 9.875% per 180 days computed on the basis of a 360 day year.

(b.)               The Borrower further agrees that, if any payment made by the Borrower or any other person is applied to this Note and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any property hereafter pledged as security for this Note is required to be returned by Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Borrower's liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto any such lien, security interest or other collateral hereunder securing the Borrower's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, this Note (and such lien, security interest or other collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect to the amount of such payment (or any lien, security interest or other collateral securing such obligation).

2.       Conversion.

(a.)               The Lender shall have the option, at any time, to convert the outstanding principal of this Note into fully-paid and non-assessable shares of Borrower's Common Stock at the lower of (i) ($0.0001) or (ii) thirty percent (30%) discount to the average "Fair Market Value" (the "Conversion Rate") or (iii) the closing bid price on the date of conversion on the OTC Bulletin Board/ Pink Sheets Market (or other principal market on which the shares are traded, if not traded on the OTC Bulletin Board), but not to exceed ($0.0001) per share. However, should the Borrower effect a forward split, the ceiling price shall be discounted down according to the split ratio and notwithstanding, the ceiling price shall be negotiable at the Lender's request. In no case shall the conversion price be less than ($0.0001). "Fair Market Value" on a date shall be the average of the daily closing prices for the past seven (7) consecutive trading days before such date excluding any trades which are not bona fide arm's length transactions. The closing price for each day shall be (a) if such security is listed or admitted for trading on any national securities exchange, the last sale price of such security, regular way, or the mean of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which such security are listed, or (b) if quoted on NASDAQ or any similar system of automated dissemination of quotations of securities prices then in common use the mean between the closing high bid and low asked quotations of such security in the over-the-counter market as shown by NASDAQ or such similar system of automated dissemination of quotations of securities prices, as reported by any member firm of the New York Stock Exchange selected by the Lender, (c) if not quoted as described in clause (b), the mean between the high bid and low asked quotations for the shares as reported by NASDAQ or any similar successor organization, as reported by any member firm of the New York Stock Exchange selected by the Lender. If such security is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (a) of the preceding sentence if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in clause (b) of the preceding sentence if actual transactions are reported.

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(b.)               To exercise any conversion, the holder of this Note shall surrender the Note to the Borrower during usual business hours at the offices of the Borrower, accompanied by a written notice in the form attached hereto as Exhibit A, Notice of Conversion, and made a part hereof.

(c.)               As promptly as practicable after the surrender of this Note by the Lender, the Borrower shall deliver or cause to be delivered to the Lender, certificates for the full number of Shares issuable upon conversion of this Note, in accordance with the provisions hereof, together with a duly executed new Note of the Borrower iii the form of this Note for any principal amount not so converted. Such conversion shall be deemed to have been made at the time that this Note was surrendered for conversion and the notice specified herein shall have been received by the Borrower.

(d.)       The number of shares issuable upon conversion of this Note or repayment by the Borrower in shares shall be proportionately adjusted if the Borrower shall declare a dividend of capital stock on its capital stock, or subdivide its outstanding capital stock into a larger number of shares by reclassification, stock split or otherwise, which adjustment shall be made effective immediately after the record date in the case of a dividend, and immediately after the effective date in the case of a subdivision. The number of shares issuable upon conversion of this Note or any part thereof shall be proportionately adjusted in the amount of securities for which the shares have been changed or exchanged in another transaction for other stock or securities, cash and/or any other property pursuant to a merger, consolidation or other combination. The Borrower shall promptly provide the holder of this Note with notice of any events mandating an adjustment to the conversion ratio, or for any planned merger, consolidation, share exchange or sale of the Borrower, signed by the President and Chief Executive Officer of Borrower.

3.                  Liability of the Borrower. The Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Note and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Note or the release, substitution, or addition of collateral for this Note. Each person signing this Note consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting the Borrower's liabilities hereunder. Lender is entitled to the benefits of any collateral agreement, guarantee, security agreement, assignment, or any other documents which may be related to or are applicable to the debt evidenced by this Note, all of which are collectively referred to as "Loan Documents" as they now exist, may exist in the future, have existed, and as they may be amended, modified, renewed, or substituted.

4.                  Representations and Warranties. The Borrower represents and warrants as follows:

(a.)               the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida;

(b.)               the execution, delivery and performance by the Borrower of this Note are within the Borrower's powers, have been duly authorized by all necessary action, and do not contravene (A) the Borrower's certificate of incorporation or (B) bylaws or (x) any law or (y) any agreement or document binding on or affecting the Borrower, not otherwise disclosed to the Lender prior to execution of this Note;

(c.)               no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Note;

(d.)               this Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity;

(e.)               the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby;

(f.)                the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary;

(g.)               there is no pending or, to the Borrower 's knowledge, information or belief, threatened action or proceeding affecting the Borrower before any governmental agency or arbitrator which challenges or relates to this Note or which may otherwise have a material adverse effect on the Borrower;

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(h.)               after giving effect to the transactions contemplated by this Note, the Borrower is Solvent;

(i.)                the Borrower is not in violation or default of any provision of (A) its certificate of incorporation or by-laws, each as currently in effect, or (B) any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject not otherwise disclosed to the Lender prior to the execution of this Note,

(j.)                this Note is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of members of the Borrower, and

(k.)               the Borrower has taken all required action to reserve for issuance such number of shares of Common Stock as may be issuable from time to time upon conversion of this Note.

5.       Covenants. So long as any principal or interest is due hereunder and shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

(a.)               Maintain and preserve its existence, rights and privileges;

(b.)               Other than a financing (i.e. revolving credit facility, note payable) for up to $1,000,000, the Company will not incur any indebtedness, other than indebtedness incurred in the ordinary course of business or outstanding on the date hereof, unless such indebtedness is subordinated to the prior payment in full of this Note on terms reasonably satisfactory to the Lender;

(c.)               Not (i) directly or indirectly sell, lease or otherwise dispose of (A) any of its property or assets other than in its ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, (ii) merge into or with or consolidate with any other person or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Borrower;

(d.)               Give written notice to Lender upon the occurrence of an Event of Default (as defined below) or any event but for the giving of notice or lapse of time, or both, would constitute an Event of Default within five (5) Business Days of such event;

(e.)               Not use the proceeds from the issuance of this Note in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America.

(f.)                Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory. administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial);

(g.)               Not redeem or repurchase any of its capital stock;

(h.)               Not (i) make any advance or loan to any person, firm or corporation, except for reasonable travel or business expenses advanced to the Company's employees or independent contractors in the ordinary course of business, or (ii) acquire all or substantially all of the assets of another entity;

(i.)                Not prepay any indebtedness, except for trade payables incurred in the ordinary course of the Borrower's business or prepayment of debt not to exceed $2,500,000 through so-called 3a9 transactions; and

(j.)                Not take any action which would impair the rights and privileges of this Note set forth herein or the rights and privileges of the holder of this Note.

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6.       Events of Default. Each and any of the following shall constitute a default and, after expiration of a grace period, if any, shall constitute an "Event of Default" hereunder:

(a.)               the nonpayment of principal, late charges or any other costs or expenses promptly when due of any amount payable under this Note or the nonpayment by the Borrower of any other obligation to the Lender;

(b.)               an Event of Default under this Note (other than a payment default described above), or any other failure of the Borrower to observe or perform any present or future agreement of any nature whatsoever with Lender, including, without limitation, any covenant set forth in this Note;

(c.)               if Borrower shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of any order for relief or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth; or (iv) the Borrower shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

(d.)               any representation or warranty made by the Borrower or any other person or entity under this Note or under any other Loan Documents shall prove to have been incorrect in any material respect when made;

(e.)               an event of default or default shall occur and be continuing under any other material agreement, document or instrument binding upon the Borrower including, without limitation, any instrument for borrowed money in excess of fifty thousand dollars ($50,000) (whether or not any such event of default or default is waived by the holder thereof);

(f.)                the entry of any judgment against Borrower or any of its property for an amount in excess of fifty million dollars ($50,000,000) that remains unsatisfied for thirty (30) days;

(g.)               any material adverse change in the condition or affairs (financial or otherwise) of the Borrower shall occur which, in the sale opinion of the Lender, increases its risk with respect to loans evidenced by this Note;

(h.)               the sale of all or substantially all of the assets, or change in ownership or the dissolution, liquidation, merger, consolidation, or reorganization of Borrower without the Lender's prior written consent; or

(i.)                the Borrower's shares of Common Stock are suspended from trading or delisted from trading on the Over the Counter Bulletin Board.

7.                  Lender's Rights Upon Default. Upon the occurrence of any Event of Default, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Note and demand immediate payment in full, whereupon the outstanding principal amount of the Note and all obligations of Borrower to Lender, together with accrued interest thereon and accrued charges and costs, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (b) exercise all legally available rights and privileges.

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8.                  Default Interest Rate. Upon an Event of Default, without any further action on the Part of Lender, interest will thereafter accrue at the rate equal to the highest rate permitted by applicable law, per annum (the Default Rate"), until all outstanding principal, interest and fees are repaid in full by Borrower.

9.                  Security.

This is an unsecured loan.

10.            Usury. In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law. Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower's obligation to repay the principal of and interest on the Note. This confirms that the Borrower and, by its acceptance of this Note, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect. Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.

11.            No Prepayment. This Note may not be prepaid in whole or in part, at any time, without the prior written consent of the Lender.

12.       Costs of Enforcement. Borrower hereby covenants and agrees to indemnify, defend and hold Lender harmless from and against all costs and expenses, including reasonable attorneys' fees and their costs, together with interest thereon at the Prime Rate, incurred by Lender in enforcing its rights under this Note; or if Lender is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if Lender is requested to respond to any subpoena or other legal process issued in connection with this Note; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys' fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for Lender following a request by Borrower for waiver, modification or amendment of this Note or any of the other Loan Documents.

13.            Governing Law. This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign this Note, in whole or in part, by operation of law or otherwise, without the prior written consent of the Lender. The Lender may assign or otherwise participate out all or part of, or any interest in, its rights and benefits hereunder and to the extent of such assignment or participation such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Lender. This Note, and any claims arising out of relating to this Note, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of FLORIDA without regard to principles of conflicts of laws.

14.            Jurisdiction. THE BORROWER CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS NOTE, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH SHALL BE BROUGHT EXCLUSIVELY IN A U.S. FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN THE STATE AND CITY OF FLORIDA. THE BORROWER, BY THE EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF

ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS. THE BORROWER AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS BY PERSONAL DELIVERY OR OVERNIGHT COURIER AT THE ADDRESS PROVIDED IN SECTION 16 OF THIS NOTE. ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THIS PROVISION, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS OR ANY SIMILAR BASIS.

15.       Miscellaneous.

(a.)               Borrower hereby waives protest, notice of protest, presentment, dishonor, and demand.

(b.)               Time is of the essence for each of Borrower's covenants under this Note

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(c.)               The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns, All obligations of Borrower in connection with this Note shall bind Borrower's successors and assigns, and Lender's conversion rights shall succeed to any successor securities to Borrower's common stock.

(d.)               If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or un enforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein

(e.)               The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or Lender's right to exercise that or any other right or remedy to which Lender is entitled. No delay or omission by Lender in exercising, or failure by Lender to exercise on anyone or more occasions, shall be construed as a waiver or novation of this Note or prevent the subsequent exercise of any or all such rights.

(f.)                This Note may not be waived, changed, modified, or discharged orally, but only in writing.

16.       Notice, Etc.

(a.)       Any notice required by the provisions of this Note will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:

72 Hillcrest Drive

Upper Saddle River, NJ 07430

(b.)       Each party may designate a different address in a written notice to the other parties given in conformity with this provision.

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IN WITNESS WHEREOF, the undersigned has executed this Unsecured Convertible Promissory Note as of the date first set forth above.

DNA Brands, Inc.

/s/ Heidi Michitsch

Heidi Michitsch

By: /s/ Adrian McKenzie

Adrain McKenzie, CEO

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EXHIBIT A

NOTICE OF CONVERSION

(to be signed upon conversion of the Note)

Dated:

TO: THE AUTOMOTIVE RESOURCE NETWORK HOLDINGS INC.:

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into shares of Common Stock of Lighthouse Petroleum, Inc., and requests that the certificates for such shares:

be issued in the name of:

deliverer to

at

By:______________________

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